Exhibit 10.19
EMPLOYMENT AGREEMENT
    EMPLOYMENT AGREEMENT (this “Agreement”) between Capri Holdings Limited (“Capri”), Michael Kors (USA), Inc. (the “Company”) and Jenna Hendricks (“Executive”).

WHEREAS, the parties desire to enter into this Agreement to reflect their mutual agreements with respect to the employment of Executive by the Company.
NOW, THEREFORE, in consideration of the mutual covenants, warranties and undertakings herein contained, the parties hereto agree as follows:
1.  Term. Executive shall assume her new duties and position with the Company as set forth in paragraph 2 below as of June 1, 2021 (the “Promotion Date”), and her employment shall continue in that capacity until terminated in accordance with Section 4 hereof (the “Term”), subject to the terms and provisions of this Agreement.
2.  Position and Duties. Executive shall be employed during the Term as Senior Vice President, Chief People Officer (the “Position”). Executive acknowledges and agrees that the Company will be her sole employer under this Agreement and the Company will provide all payments and benefits to Executive under this Agreement. Executive shall report directly to the Chief Executive Officer of Capri. Executive shall perform such duties and services as are commensurate with Executive’s position and such other duties and services as are from time to time reasonably assigned to Executive by the Chief Executive Officer of Capri. Except for vacation, holiday, personal and sick days in accordance with this Agreement and the Company’s policies for comparable senior executives, Executive shall devote her full business time during the Term to providing services to the Company and its affiliates; provided, that Executive may serve on one or more public, private or non-profit boards with the prior written consent of the Chief Executive Officer and the General Counsel (in each instance), which consent may be withheld or delayed in the Company’s sole discretion. Executive acknowledges that her role will require travel for business purposes (both internationally and domestically).
3.  Compensation.
(a)     Base Salary. Executive’s base salary shall be at the rate of $500,000 per year (as then in effect, the “Base Salary”). The Base Salary shall be payable in substantially equal installments on a semi-monthly basis less applicable withholdings and deductions in accordance with the normal payroll practices of the Company.
(b)     Periodic Review of Compensation. On an annual basis during the Term, but without any obligation to increase or otherwise change the compensation provisions of this Agreement, the Company agrees to undertake a review of the performance by Executive of her duties under this Agreement and of the efforts that she has undertaken for and on behalf of the Company.

(c)Annual Cash Incentive. With respect to each full fiscal year of the Company during the Term, Executive shall be eligible to participate in the Capri Annual Cash Incentive Plan (as the same may be amended, modified, replaced or
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terminated, the “Cash Plan”) (which is a component of the Second Amended and Restated Capri Holdings Limited Omnibus Incentive Plan (as the same may be amended, modified, replaced or terminated, the “Incentive Plan” and, together with the Cash Plan, the “Plans”). Annual cash incentives will be based on a fixed percentage of Executive’s Base Salary with the incentive levels set at 50% target – 100% maximum. Executive’s actual annual cash incentive may range from 0% of Base Salary for performance below established thresholds to 100% of Base Salary for maximum performance (interpolated based on the actual level of attainment) with performance components, measures and target values established by the Capri Board of Directors (or appropriate committee thereof). All annual cash incentive payments are subject to the terms and conditions of the Cash Plan, as the same may be amended, modified, replaced or terminated from time to time, including, unless otherwise expressly stated in the Cash Plan, that you be employed by the Company on the date the annual cash incentive is actually paid to similarly situated executives. Executive acknowledges that if she resigns (other than for Good Reason) or is terminated for Cause prior to the date the annual cash incentive is actually paid to similarly situated executives she is not entitled to receive the annual cash incentive payment for the applicable fiscal year.
(d)Benefits. During the Term, Executive shall be entitled to participate in the benefit plans and programs, including, without limitation, medical, dental, life insurance, disability insurance and 401(k), that the Company provides generally to comparable senior executives in accordance with, and subject to, the terms and conditions of such plans and programs (including, without limitation, any eligibility limitations) as they may be modified by the Company from time to time in its sole discretion.
(e)Travel/Expense Reimbursement. The Company shall reimburse Executive for the ordinary and necessary business expenses incurred by her in the performance of her duties in accordance with the Company’s policies and procedures. To the extent Executive travels in connection with her duties hereunder, the Company agrees to pay the cost of such travel or to reimburse Executive if she has incurred any such costs, it being understood and agreed that (i) all air travel shall be in (A) coach class for domestic travel other than coast-to-coast, which shall be business class, and (B) business class for international travel, and (ii) such costs shall otherwise be incurred in accordance with the Company’s policies and procedures. The Company shall reimburse Executive for all other ordinary and necessary business expenses incurred by her in the performance of her duties in accordance with the Company’s policies and procedures.

(f)Equity-Based Compensation.

(i)Annual Grant. In accordance with the Capri annual performance review cycle, on an annual basis at the same time as awarded to other senior executives similarly situated, Executive shall be eligible to receive a discretionary long-term incentive award under the Incentive Plan in form and amount, if any, to be determined in Capri’s sole discretion in accordance with, and subject to the terms and conditions of, such Incentive Plan. Such award may be in the form of share options, time-based restricted share units, performance-based restricted share units, other share-based awards or any combination of the foregoing as determined by the Capri Board of Directors (or appropriate committee thereof). Annual long-term incentive awards are discretionary and Capri shall be under no obligation to grant equity to the Executive in any fiscal year. On June 15, 2021, Executive shall receive an equity grant valued at approximately $1,500,000 based on the closing price of CPRI ordinary shares on the New York Stock Exchange on the date of grant in accordance with, and subject to, the terms and conditions of the Incentive Plan, and the applicable award agreement. Such equity grant shall be comprised 100% of time-based RSUs that will vest in equal installments over three (3) years on each anniversary of the grant date.

(ii)Effect of Termination. Except in the case of the termination of Executive for Cause (as defined in Section 4(b) below), in which case any equity incentive awards granted to Executive under the Incentive Plan shall be forfeited and immediately terminated (whether or not vested and/or exercisable), any such equity incentive awards that have become vested and/or exercisable prior to the last day Executive is employed by the Company (the “Termination Date”) shall remain vested and/or exercisable after the Termination Date, and the treatment of the long-term incentive awards upon termination shall otherwise be governed by the Incentive Plan and the applicable award agreement.

(g)Taxes. All payments to be made to and on behalf of Executive under this Agreement will be subject to required withholding of federal, state and local income and employment taxes, and to related reporting requirements.
(h)Vacations. Executive shall be entitled to a total of four (4) weeks (or twenty (20) days) of paid vacation during each calendar year during the Term (which shall accrue in accordance with the Company's vacation policy); provided, however, that such vacations shall be taken by Executive at such times as will not interfere with the performance by Executive of her duties hereunder.
(i)Clothing Allowance. The Company shall provide Executive with a $10,000 clothing allowance (pro rated from the Promotion Date) for each fiscal year during the Term, which may be used by Executive to purchase product manufactured by Capri’s brands personal orders for Executive’s personal use only at the applicable discount off wholesale (if any) offered to all eligible employees. Such clothing allowance shall be fully utilized by Executive in each fiscal year otherwise any remaining amount available for use shall be forfeited at the end of such fiscal year. In addition, Executive shall receive an additional one-time clothing allowance in the amount of $15,000 for Executive’s personal use at any time during the Term. The clothing allowance is a taxable benefit for Executive.
4.  Termination of Employment.
(a)Death and Disability. Executive’s employment under this Agreement shall terminate automatically upon her death. The Company may terminate Executive’s employment under this Agreement if Executive is unable to perform substantially all of the duties required hereunder due to illness or incapacity for a period of at least ninety (90) days (whether or not consecutive) in any period of three hundred and sixty five (365) consecutive days.
(b)Cause. The Company may terminate Executive’s employment under this Agreement at any time with Cause. For purposes of this Agreement, “Cause” means the occurrence of any of the following events: (i) a material breach by Executive of her obligations under this Agreement that Executive has failed to cure (as determined by the Company acting in good faith) within thirty (30) days following written notice of such breach from Capri to Executive; (ii) insubordination or a refusal by Executive to perform her duties under this Agreement that continues for at least five (5) days after written notice from Capri to Executive; (iii) Executive’s gross negligence, willful misconduct or dishonesty in performing her duties hereunder or with respect to Capri or any of its affiliates or licensees, or any of their respective businesses, assets or employees; (iv) the commission by Executive of a fraud or theft against Capri or any of its affiliates or licensees or her conviction for the commission of, or aiding or abetting, a felony or of a fraud or a crime involving moral turpitude or a business crime; or (v) the possession or use by Executive of illegal drugs or prohibited substances, the excessive drinking of alcoholic beverages on a recurring basis which impairs Executive’s ability to perform her duties under this Agreement, or the appearance during hours of employment on a recurring basis of being under the influence of such drugs, substances or alcohol.

(c)Executive Termination Without Good Reason. Executive agrees that she shall not terminate her employment for any reason other than Good Reason (as defined in Section 5(a)) without giving Capri at least ninety (90) days prior written notice of the effective date of such termination. Executive acknowledges that Capri retains the right to waive the notice requirement, in whole or in part, and accelerate the effective date of Executive’s termination. If Capri elects to waive the notice requirement, in whole or in part, neither Capri nor the Company shall have no further obligations to Executive under this Agreement other than to make the payments specified in Section 5(a). After Executive provides a notice of termination, Capri may, but shall not be obligated to, provide Executive with work to do and Capri may, in its discretion, in respect of all or part of an unexpired notice period, (i) require Executive to comply with such conditions as it may specify in relation to attending at, or remaining away from, Capri’s places of business, or (ii) withdraw any powers vested in, or duties assigned to, Executive. For purposes of a notice of termination given pursuant to this Section 4(c), the Termination Date shall be the last day of the ninety (90) day notice period, unless Capri elects to waive the notice requirement as set forth herein.

(d)Employee At-Will. Either the Company or Executive shall have the right to terminate the employment relationship at any time, for any reason, without or with Cause (as defined below) subject to the provisions of Section 5.

5.  Consequences of Termination or Breach.
(a)Death or Disability; Termination for Cause or Without Good Reason. If Executive’s employment under this Agreement is terminated under Section 4(a), 4(b) or Executive terminates her employment for any reason other than for Good Reason (as defined below), Executive shall not thereafter be entitled to receive any compensation or benefits under this Agreement, other than (i) Base Salary earned but not yet paid prior to the Termination Date, (ii) reimbursement of any expenses pursuant to Section 3(e) incurred prior to the Termination Date and (iii) vested equity in accordance with Section 3(f)(iii). For purposes of this Agreement, “Good Reason” means (x) the significant reduction of Executive’s duties or responsibilities relating to the Position, except with respect to any action initiated or recommended by Executive and approved by Capri, or (y) a material breach by the Company of its obligations under this Agreement, in each case, that it has failed to cure (as determined by Capri acting in good faith) within thirty (30) days following written notice of such diminution of duties or material breach from Executive to Capri.
(b)Termination Without Cause or With Good Reason. If Executive’s employment under this Agreement is terminated by the Company without Cause (which Capri and the Company shall have the right to do with or without Cause at any time during the Term) or Executive terminates her employment for Good Reason, the sole obligations of Capri and the Company to Executive shall be (i) to make the payments described in clauses (i) through (iii) (inclusive) of Section 5(a), (ii) if Executive is terminated between April 1st and June 15th of any fiscal year, to pay by no later than June 30th following the Termination Date, any annual cash incentive actually earned by Executive pursuant to the Cash Plan, and (iii) subject to Executive providing the Company with the release and separation agreement described below, to provide continuation of Executive’s then current Base Salary and medical, dental and insurance benefits by the Company for a one (1) year period commencing with the Termination Date, which amount shall be payable in substantially equal installments in accordance with the normal payroll practices of the Company and shall be offset by any compensation and benefits that Executive receives from other employment (including self-employment) during such payment period. Executive agrees to promptly notify Capri upon her obtaining other employment or commencing self-employment during the severance period and to provide Capri with complete information regarding her compensation thereunder. Capri and the Company’s obligation to provide the payments referred to in this Section 5(b) shall be contingent upon (A) Executive having delivered to Capri a fully executed separation agreement and release (that is not subject to revocation) of claims against Capri and its affiliates and their respective directors, officers, employees, agents and representatives satisfactory in form and content to Capri’s counsel, and (B) Executive’s continued compliance with her obligations under Section 6 of this Agreement. Executive acknowledges and agrees that in the event the Company terminates Executive’s employment without Cause or Executive terminates her employment for Good Reason, (1) Executive’s sole remedy against Capri and the Company shall be to receive the payments specified in this Section 5(b) and (2) if Executive does not execute the separation agreement and release described above, Executive shall have no remedy with respect to such termination.
6.  Certain Covenants and Representations.
(a)Confidentiality. Executive acknowledges that in the course of her employment by the Company, Executive will receive and or be in possession of confidential information of Capri and its affiliates, including, but not limited to, information relating to their financial affairs, business methods, strategic plans, marketing plans, product and styling development plans, pricing, products, vendors, suppliers, manufacturers, licensees, computer programs and software, and personal information regarding personnel of Capri and its subsidiaries (collectively, “Confidential Information”). Confidential Information shall not include information that is: (i) generally known or available to the public; (ii) independently known, obtained, conceived or developed by Executive without access to or knowledge of related information provided by Capri or its subsidiaries or obtained in connection with Executive’s efforts on behalf of Capri, (iii) used or disclosed with the prior written approval of Capri or (iv) made available by Capri to the public. Executive agrees that she will not, without the prior written consent of Capri, during the Term or thereafter, disclose or make use of any Confidential Information, except as may be required by law or in the course of Executive’s employment hereunder or in order to enforce her rights under this Agreement. Executive agrees that all tangible materials containing Confidential Information, whether created by Executive or others which shall come into Executive’s custody or possession during Executive’s employment shall be and is the exclusive property of the Company. Upon termination of Executive’s employment for any reason whatsoever, Executive shall immediately surrender to Capri all Confidential Information and property of Capri and its affiliates in Executive’s possession.
(b)No Hiring. During the two-year period immediately following the Termination Date, Executive shall not employ or retain (or participate in or arrange for the employment or retention of) any person who was employed or retained by Capri or any of its affiliates within the one (1) year period immediately preceding such employment or retention.

(c)Non-Disparagement. During the Term and thereafter, Executive agrees not to disparage Capri or any of its affiliates or any of their respective directors, officers, employees, agents, representatives or licensees and not to publish or make any statement that is reasonably foreseeable to become public with respect to any of such entities or persons. Capri and the Company likewise agree not to disparage executive or publish or make any statement that is reasonably foreseeable to become public with respect to Executive without Executive’s prior written consent, excluding statements required to be made about Executive in any Capri filing under U.S. securities laws or stock exchange rules and regulations.
(d)Copyrights, Inventions, etc. Any interest in patents, patent applications, inventions, technological innovations, copyrights, copyrightable works, developments, discoveries, designs, concepts, ideas and processes (“Such Inventions”) that Executive now or hereafter during the Term may own, acquire or develop either individually or with others relating to the fields in which Capri or any of its affiliates may then be engaged or contemplate being engaged shall belong to Capri or such affiliate and forthwith upon request of Capri, Executive shall execute all such assignments and other documents (including applications for patents, copyrights, trademarks and assignments thereof) and take all such other action as Capri may reasonably request in order to assign to and vest in Capri or its affiliates all of Executive’s right, title and interest (including, without limitation, waivers to moral rights) in and to Such Inventions throughout the world, free and clear of liens, mortgages, security interests, pledges, charges and encumbrances. Executive acknowledges and agrees that (i) all copyrightable works created by Executive as an employee will be “works made for hire” on behalf of the Capri and its affiliates and that Capri and its affiliates shall have all rights therein in perpetuity throughout the world and (ii) to the extent that any such works do not qualify as works made for hire, Executive irrevocably assigns and transfers to Capri and its affiliates all worldwide right, title and interest in and to such works. Executive hereby appoints any officer of the Company as Executive’s duly authorized attorney-in-fact to execute, file, prosecute and protect Such Inventions before any governmental agency, court or authority. If for any reason Capri or its affiliates do not own any Such Invention, Capri and its affiliates shall have the exclusive and royalty-free right to use in their businesses, and to make products therefrom, Such Invention as well as any improvements or know-how related thereto.
(e)Remedy for Breach and Modification. Executive acknowledges that the foregoing provisions of this Section 6 are reasonable and necessary for the protection of Capri and its affiliates, and that they will be materially and irrevocably damaged if these provisions are not specifically enforced. Accordingly, Executive agrees that, in addition to any other relief or remedies available to Capri and its affiliates, they shall be entitled to seek an appropriate injunctive or other equitable remedy for the purposes of restraining Executive from any actual or threatened breach of or otherwise enforcing these provisions and no bond or security will be required in connection therewith. If any provision of this Section 6 is deemed invalid or unenforceable, such provision shall be deemed modified and limited to the extent necessary to make it valid and enforceable.

7.  Miscellaneous.
(a)Representations. Capri, the Company and Executive each represents and warrants that (i) it has full power and authority to execute and deliver this Agreement and to perform its respective obligations hereunder and (ii) this Agreement constitutes the legal, valid and binding obligation of such party and is enforceable against it in accordance with its terms. In addition, Executive represents and warrants that the entering into and performance of this Agreement by her will not be in violation of any other agreement to which Executive is a party.
(b)Notices. Any notice or other communication made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand, by facsimile transmission, by email, by a nationally recognized overnight delivery service or mailed by certified mail, return receipt requested, to Executive or to the Company at the addresses set forth below or at such other address as Executive or the Company may specify by notice to the other:
To Capri and/or the Company:
11 West 42nd Street
New York, New York 10036
Attention: Chairman and Chief Executive Officer

With a copy to:

Capri Holdings Limited / Michael Kors (USA), Inc.
11 West 42nd Street
New York, New York 10036
Attention: SVP, General Counsel

To Executive: at her home address on file with the Company or to such other address as may be provided by such notice.

(c)Entire Agreement; Amendment. This Agreement supersedes all prior agreements between the parties with respect to its subject matter, except that this Agreement does not cancel or supersede the Plans (or the applicable long-term incentive award agreements). This Agreement is intended (with any documents referred to herein) as a complete and exclusive statement of the terms of the agreement between the parties with respect thereto and may be amended only by a writing signed by both parties hereto.
(d)Waiver. The failure of any party to insist upon strict adherence to any term or condition of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in a writing signed by the party to be charged with such waiver.
(e)Assignment. Except as otherwise provided in this Section 7(e), this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns. This Agreement shall not be assignable by Executive and shall be assignable by Capri and the Company only to its affiliates; provided, however, that any assignment by the Company shall not, without the written consent of Executive, relieve Capri or the Company of its obligations hereunder.

(f)Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered an original, but all of which together shall constitute the same instrument.
(g)Captions. The captions in this Agreement are for convenience of reference only and shall not be given any effect in the interpretation of the Agreement.
(h)Governing Law. this Agreement shall be governed by the laws of the State of New York applicable to agreements made and to be performed in that State, without regard to its conflict of laws principles.
(i)Arbitration. Any dispute or claim between the parties hereto arising out of, or, in connection with this Agreement, shall, upon written request of either party, become a matter for arbitration; provided, however, that Executive acknowledges that in the event of any violation of Section 6 hereof, Capri and the Company shall be entitled to obtain from any court in the State of New York, temporary, preliminary or permanent injunctive relief as well as damages, which rights shall be in addition to any other rights or remedies to which it may be entitled. The arbitration shall be before a neutral arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association and take place in New York City. Each party shall bear its own fees, costs and disbursements in such proceeding. The decision or award of the arbitrator shall be final and binding upon the parties hereto. The parties shall abide by all awards recorded in such arbitration proceedings, and all such awards may be entered and executed upon in any court having jurisdiction over the party against whom or which enforcement of such award is sought.
(j)Section 409A. It is intended that this Agreement will comply with Internal Revenue Code Section 409A and any regulations and guidelines issued thereunder (collectively “Section 409A”) to the extent this Agreement is subject thereto. It is the Parties’ good faith belief that any payments or benefits provided to Executive pursuant to this Agreement fall within an exception to Section 409A. To the extent that this Agreement provides for any payments to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A.  If an amendment to this Agreement is necessary in order for it to comply with Section 409A, the Parties agree to negotiate in good faith to amend this Agreement in a manner that preserves the original intent of the Parties to the extent reasonably possible.
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IN WITNESS WHEREOF, the parties have executed this Agreement effective as of June 1, 2021.

CAPRI HOLDINGS LIMITED

By: /s/ John D. Idol
Name: John D. Idol
Title: Chairman and Chief Executive Officer

MICHAEL KORS (USA), INC.

By: /s/ John D. Idol
Name: John D. Idol
Title: Chairman and Chief Executive Officer

/s/ Jenna Hendricks
Jenna Hendricks

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